                                                                     EXHIBIT 99A
                  GOLDEN STATE BANCORP INC. AND SUBSIDIARIES
                    MATURITY AND RATE SENSITIVITY ANALYSIS
                             (dollars in millions)
                                  (Unaudited)

                                                                     Maturity/Rate Sensitivity
                                                              ----------------------------------------

                                            Total     % of     Within   Over 6 to 12    1-5     Over 5
At September 30, 1997                      Balance    Total   6 Months     Months      Years    Years
---------------------                      -------   ------   --------   ----------   ------   -------
Interest-earning Assets (1):
  Loans receivable:
    Single-family 1-4 units (2)(3)         $ 9,092    57.8%     $3,972      $ 1,590   $2,822   $  708
    Multi-family and non-residential (2)(3)  2,867    18.2%      2,568           91      130       78
    Consumer and commercial (3)                335     2.2%        305            3       26        1
    -----------------------
  Mortgage-backed securities (2)(3)          2,310    14.7%      1,435          308      395      172
  Investment securities (4)                    612     3.9%        612            -        -        -
  Other assets (5)                             510     3.2%        264            -        -      246
                                           -------   ------     ------      -------   ------   ------
        Total interest-earning assets       15,726   100.0%      9,156        1,992    3,373    1,205
                                                     ======     ------      -------   ------   ------
Non-interest-earning assets                    706
                                           -------
Total assets                               $16,432
                                           =======

Interest-bearing Liabilities:
  Deposits:
    Checking (6)                           $ 1,333     8.8%        119          108      581      525
    Savings (6)                                442     2.9%         32           30      172      208
    Money market (6)                         2,151    14.3%        377          311    1,150      313
    Certificates (4)                         5,413    35.9%      1,771        2,683      958        1
  Borrowings:
    FHLB (4)                                 4,584    30.4%      2,338          846    1,400        -
    Other (4)                                1,168     7.7%      1,168            -        -        -
                                           -------   ------     ------      -------   ------   ------
        Total interest-bearing liabilities  15,091   100.0%      5,805        3,978    4,261    1,047
                                                     ======     ------      -------   ------   ------
Non-interest-bearing liabilities               298
                                           -------
Total liabilities                           15,389
Stockholders' equity                         1,043
                                           -------
Total liabilities and stockholders' equity $16,432
                                           =======

Maturity GAP                                                     3,351       (1,986)    (888)     158
Impact of interest rate swaps (7)                                    -            -        -        -
                                                                ------      -------   ------   ------
Adjusted GAP                                                    $3,351      $(1,986)  $ (888)  $  158

Cumulative GAP                                                  $3,351      $ 1,365   $  477   $  635
As % of total assets                                             20.4%         8.3%     2.9%     3.9%

June 30, 1997 Cumulative GAP                                    $1,924      $ 2,358   $  631   $  600
As % of total assets                                             11.9%        14.5%     3.9%     3.7%

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  (1) Asset balances are net of loans in process.
  (2) ARM loans are predominantly included in the "within 6 months" and "over 6 to 12 months" categories, as they are subject to an interest adjustment every month, six months, or twelve months, depending upon terms of the applicable note.
  (3) Maturity/rate sensitivity is based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Company's historical experience. The Company's average Constant Prepayment Rate ("CPR") is 18.1% and 19.3% on its fixed-rate and adjustable-rate portfolios, respectively. The actual maturity and rate sensitivity of these assets could vary substantially if future prepayments differ from the Company's historical experience.
  (4) Based on the contractual maturity of the instrument.
  (5) Includes cash and demand deposits and FHLB stock, the latter earning a rate of return that varies quarterly.
  (6) In accordance with standard industry practice and the Company's own historical experience, a decay factor, used to estimate deposit runoff, of 41.5% (CPR) per year has been applied to these deposits.
  (7) No interest rate swaps were outstanding at September 30, 1997.